James E. Slayton, CPA

3867 West Market Street

Suite 208

Akron, Ohio 44333

September 9, 1999

To Whom It May Concern:

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of September 9, 1999 on the Financial Statements of Amrite Builders, Inc. from the inception date of June 2, 1986 through August 23, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA

August 20, 1999